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                                                                   Exhibit 10.14

                                    AGREEMENT

         THIS AGREEMENT is made and entered into as of the 25th day of November, 2002, by and between Mehdi Ghomeshi (hereinafter "Ghomeshi") and BankUnited Financial Corporation, a Florida corporation, (hereinafter "BankUnited") and BankUnited FSB (hereinafter the "Bank") (BankUnited and the Bank are sometimes hereinafter referred to collectively as the "Company").

RECITALS:

         1. Ghomeshi and BankUnited entered into that certain employment agreement dated December, 1998 (hereinafter the "BankUnited Agreement"), pursuant to which Ghomeshi assumed the duties of President and Chief Operating Officer of the Company.

         2. During his tenure as President and Chief Operating Officer of the Bank and BankUnited, and prior to his heart attack, Ghomeshi was instrumental in changing and enhancing significantly their business plans, operations, customer base, profitability and market position.

         3. In December, 1999, Ghomeshi suffered a massive heart attack which led to debilitating and permanent physical infirmities preventing him from continuing to serve as the Bank's and BankUnited's President and Chief Executive Officer.

         4. As a consequence of his diminished physical condition, Ghomeshi, the Bank and BankUnited entered into a new employment agreement dated April 15, 2001 (hereinafter the "Second Agreement") which substantially modified the terms and conditions of Ghomeshi's relationship with the Bank and BankUnited. The Bank renewed the Second Agreement as of May 31, 2002 for an additional term of one
(1) year.

         NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

         1. Definitions. The words and terms not defined in this Agreement shall have the same meanings as in the BankUnited Agreement and the Second Agreement.

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         2. Termination of Prior Agreements. The BankUnited Agreement and the
Second Agreement shall be terminated, effective upon complete execution of this Agreement (hereinafter the "Retirement Date").

         3. Stock Options and Grants.

            (a) Notwithstanding the termination of the BankUnited Agreement and the Bank Agreement, and subject to paragraph 3(c) of this Agreement, the Company agrees that: (i) Ghomeshi shall be permitted to retain all of the 23,333 shares of BankUnited stock (of a possible total of 70,000 shares) that vested on May 1, 2002 pursuant to the grant of December 8, 2000; (ii) Ghomeshi shall be permitted to receive the 2,000 shares of BankUnited stock (of a possible total of 8,000 unvested shares) vesting on October 25, 2002 pursuant to the grant of October 25, 2000; (iii) Ghomeshi shall be permitted to receive the option to purchase 15,000 shares of BankUnited stock (of a possible unvested total of 45,000 shares) at an exercise price of $8.625 per share, vesting on November 17, 2002 pursuant to the grant of November 17, 1999; and (iv) Ghomeshi shall be permitted to receive the option to purchase 15,000 shares of BankUnited stock (of a possible unvested total of 60,000 shares) at an exercise price of $7.50 per share, vesting on October 25, 2002 pursuant to the grant of October 25, 2000, all as shown on Exhibit "1" to the BankUnited Agreement, a copy of which is attached hereto as Exhibit "A."

            (b) In addition to the foregoing, Exhibit "A" to the BankUnited Agreement provides for the vesting of a total of ninety five thousand six hundred sixty-seven (95,667) additional options (the "Additional Options") to purchase BankUnited shares in various amounts in calendar years 2003, 2004, 2005 and 2007. Subject to the terms of paragraphs 3(c) and 3(d) of this Agreement, the vesting of these additional options shall be accelerated as provided herein.

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            (c) All of the BankUnited stock and BankUnited shares represented by the options to purchase BankUnited shares specified in paragraph 3(a) of this Agreement, shall be exercised and sold by Ghomeshi as provided in paragraph 3(f) of this Agreement. Any of the options specified in paragraph 3(b) of this Agreement that have not vested as of October 24, 2002 shall vest upon execution of this Agreement, and shall be exercised and sold as provided in paragraph 3(f) of this Agreement.

            (d) Grants of and/or options to purchase BankUnited stock other than those set forth in Exhibit "A" to this Agreement, if any, are hereby canceled.

            (e) The following unvested stock grants listed on Exhibit "A" hereto are canceled: (i) 1,600 shares scheduled to vest on each of March 24, 2003 and March 24, 2004, for a total of 3,200 unvested shares of the March 24, 1999 grant; (ii) 2,000 shares scheduled to vest on each of October 25, 2003, October 25, 2004 and October 25, 2005, for a total of 6,000 unvested shares of the October 25, 2000 grant; and (iii) 23,333 shares scheduled to vest on May 1, 2003 and 23,334 shares scheduled to vest on May 1, 2004, for a total of 46,667 unvested shares of the December 8, 2000 grant, all as shown on Exhibit "A" to this Agreement.

            (f) Ghomeshi shall have the right to exercise all his options immediately upon execution of this Agreement and for a period of up to sixty
(60) days thereafter. Ghomeshi shall sell all of his BankUnited stock regardless of how acquired on or before sixty (60) days from the date of this Agreement.

         4. 401K Plan. Ghomeshi's 401K plan shall be vested to the extent provided by the Company's 401K plan upon execution of this Agreement and Ghomeshi will transfer the assets under the 401 K plan within ninety (90) days from execution of this Agreement.

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         5. Retirement. Effective as of the Retirement Date, Ghomeshi shall terminate all positions he holds with BankUnited and the Bank.

         6. Health Insurance. In the event that the Company's current group health insurance policy provides coverage for officers and/or employees who are compelled to retire for medical reasons prior to achieving retirement age then Ghomeshi shall be provided such coverage until and unless he is employed by another and is eligible for participation in another group insurance program. In the event the Company's current group health insurance policy does not provide coverage for officers and/or employees who are compelled to retire for medical reasons prior to achieving retirement age then Ghomeshi shall be entitled to the COBRA benefits for a period of one year from the date of this Agreement at the Company's expense. Nothing contained in this paragraph shall be construed to require the Company to modify, restructure or expand its group health coverage.

         7. Non-Competition.

            7.1 For a period of twelve (12) months, after the Retirement Date, if Ghomeshi affiliates with a financial institution with assets greater than one billion dollars and with offices in Dade, Broward, Palm Beach or Collier County, Florida, he shall not:

            (a) either directly or indirectly, employ, retain the services of, or seek to employ or retain the services of any person who is at that time employed by BankUnited or the Bank, without the prior express written permission of BankUnited, which BankUnited may in its absolute discretion withhold;

            (b) either directly or indirectly on behalf of that financial institution, solicit customers of the Bank or BankUnited, whose identity Ghomeshi learned while employed by BankUnited or the Bank, to move or establish extensions of credit or accounts.

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            (c) For the purposes of this section, Ghomeshi will be deemed to be affiliated with a financial institution if he is an officer, director, employee or controlling shareholder.

         8. Releases. Upon execution of this Agreement:

            (a) Ghomeshi shall deliver to BankUnited a fully executed release in the form attached hereto as Exhibit "B;" and

            (b) BankUnited and the Bank shall deliver to Ghomeshi a fully executed release in the form attached hereto as Exhibit "C."

         9. Attorneys Fees/Indemnification.

            The prevailing party shall be entitled to recover reasonable costs and attorneys fees incurred in connection with any action or lawsuit brought due to Ghomeshi's employment with the Company or this Agreement. The Company shall indemnify, hold harmless and defend Ghomeshi against reasonable costs, including legal fees, incurred by him in connection with or arising out of any third-party action, suit or proceeding in which he may be involved within the scope of his employment with the Company to the extent allowed by the Company's by-laws and Florida law.

         11. Notices. Any notice required or permitted to be given under this Agreement shall be in writing, and shall be deemed to have been given when delivered by hand or when deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

            If to BankUnited:

                     Alfred R. Camner, Chairman
                     BankUnited Financial Corporation
                     255 Alhambra Circle
                     Coral Gables, Florida 33134

                     with a copy to:



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                     Thomas Tew, Esq.
                     Tew Cardenas, et al.
                     2600 Miami Center
                     201 S. Biscayne Blvd.
                     Miami, Florida  33131
           If to Ghomeshi:

                     Mehdi Ghomeshi
                     13454 S.W. 58th Avenue
                     Miami, Florida 33156

                        and

                     Eugene E. Stearns
                     Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. 150 West Flagler Street, Suite 2200
                     Miami, Fl 33130

or to such other addresses as either party hereto may from time to time give notice of to the other in the foresaid manner.

         12. Miscellaneous.

            12.1 Interpretation. The parties hereto mutually acknowledge and agree that this Agreement and the matters memorialized herein have been fully negotiated with the assistance of qualified legal counsel at "arms length" and, consequently, no rule of interpretation or construction which would result in an interpretation or construction in favor of, or to the detriment of, one party over another party shall apply.

            12.2 Complete Agreement and Modification. This Agreement contains the final, and complete and exclusive expression of the understandings between the parties with respect to the transactions contemplated by them and supersedes any prior agreement or representation, oral or written, by any of them. An amendment or modification of this Agreement or any provision of it will be valid and effective only if it is in writing and signed by or on behalf of each party to this Agreement.

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            12.3 Direct or Indirect Action and Waivers. When any provision in this Agreement refers to action to be taken by a person or to action that a person is prohibited from taking, the provision applies regardless of whether the action is taken directly or indirectly by any person. No course of dealing or delay by any party to this Agreement in exercising any right, power, or remedy under this Agreement will operate as a waiver of any right, power or remedy of that party. In addition, the waiver by any party of a breach of any provision of this Agreement will not be considered a waiver of any succeeding breach of the provision or a waiver of the provision itself.

            12.4 Exhibits and Headings. Each exhibit, schedule, document and agreement referred to in this Agreement, attached to it, or delivered pursuant to it is an integral part of it and is incorporated by reference in it. The titles and headings preceding the text of the sections of this Agreement have been inserted solely for the convenience of reference and neither constitute a part of this Agreement nor affect its meaning, interpretation, or effect.

            12.5 Counterparts. This Agreement and the other agreements executed pursuant to it may be executed in counterparts, in which case each executed counterpart will be deemed to be an original and all executed counterparts will constitute one and the same instrument. This Agreement will become effective when each party has executed a counterpart.

            12.6 Limitation of Grant. Nothing in this Agreement, whether expressed or implied is intended or should be construed to confer upon, or grant to, any person other than the parties to this Agreement, any right, remedy, or claim under or by reason of this Agreement, the other agreements, or any covenant, condition, or stipulation in them.

            12.7 Applicable Law. This Agreement shall be governed by and construed under the laws of the State of Florida.


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            12.8 Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, or the performance or breach of any part thereof, shall be decided by a binding arbitration conducted in Miami-Dade County, Florida. The arbitration shall be conducted by a panel of three (3) arbitrators according to the Commercial Arbitration Rules of the American Arbitration Association in force at the time the arbitration is commenced except that: (1) the arbitration shall not be submitted to or administered by the American Arbitration Association; and (2) the arbitrators shall be selected as follows:
(1) within thirty (30) days of the commencement of the arbitration, the Claimant(s) and Respondent(s) shall each select one person to serve as an arbitrator; (2) within thirty (30) days of their selection, the parties' arbitrators shall select a third arbitrator.

DATED: November 21, 2002              BANKUNITED FINANCIAL
       -----------------               CORPORATION

                                      By: /s/ Ramiro A. Ortiz
                                          -------------------
                                      Title: President and COO
                                             -----------------


DATED: November 21, 2002              BANKUNITED FSB
       -----------------
                                      By: /s/ Ramiro A. Ortiz
                                          -------------------
                                      Title: President and COO
                                             -----------------

DATED: _________________              MEHDI GHOMESHI

                                      /s/ Mehdi Ghomeshi
                                      ------------------

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